Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 9, 2010 (except for the paragraph under the caption “Common Stock Split” within Note 1, as to which the date is October     , 2010), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-168721) and related Prospectus of Aegerion Pharmaceuticals, Inc. for registration of shares of its common stock.

Ernst & Young LLP

MetroPark, New Jersey

October     , 2010

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split of the common stock of the Company as described under the caption “Common Stock Split” within Note 1 to the financial statements.

/s/ Ernst & Young LLP

MetroPark, New Jersey

October 8, 2010